EX-99.B-77Q1

Waddell & Reed Advisors Funds

Supplement dated January 2, 2013 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated October 31, 2012

and as supplemented December 13, 2012

Effective January 2, 2013, Legend Equities Corporation (Legend) no longer is an affiliate of Waddell & Reed, Inc.